Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of Nomad Foods Limited of our report dated 8 September 2015 relating to the financial statements of Findus Sverige AB, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts—Findus” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

23 November 2015